Exhibit 99.1

FOR IMMEDIATE RELEASE

Hexion Specialty Chemicals Reports Fourth Quarter and Fiscal Year 2009 Results

COLUMBUS, Ohio – (March 9, 2010) – Hexion Specialty Chemicals, Inc., today reported its results for the fourth quarter and year ended December 31, 2009. Results for the fourth quarter of 2009 include:

•

Revenues of $1.09 billion in the fourth quarter of 2009 compared to $1.18 billion during the prior year period as the sales decline reflected the contractual pass through of lower raw material prices, which more than offset year-over-year volume gains and pricing actions.

•

Operating income of $36 million for the fourth quarter of 2009 compared to an operating loss of $876 million for the prior year period. Fourth quarter 2009 operating income improved compared to the prior year due to lower asset impairment and business realignment costs. Fourth quarter 2008 results included $800 million in terminated merger expenses.

•

Net loss attributable to Hexion Specialty Chemicals, Inc. of $6 million for the 2009 quarter versus $921 million in the prior year period. The fourth quarter 2009 loss reflected the same factors impacting operating results and lower interest expense.

•

Segment EBITDA (earnings before interest, taxes, depreciation and amortization) totaled $106 million in the fourth quarter of 2009 compared to $46 million during the prior year period. (Note: Segment EBITDA is a non-GAAP financial measure and is defined and reconciled to Net (Loss) Income later in this release.)

Fiscal year 2009 results include:

•

Revenues of $4.0 billion versus $6.1 billion in 2008, with lower volumes accounting for $1.1 billion of the decline, the contractual pass through of lower raw material costs reducing sales by $791 million and unfavorable foreign currency translation of $167 million.

•

Operating income of $94 million versus an operating loss of $893 million in 2008. Full-year 2009 results primarily reflected a reduction in terminated merger and settlement expense as Hexion recorded $1,027 million in terminated merger and settlement costs in

2008. Hexion’s operating income also reflected the improvement in its gross profit as a percentage of net sales, which increased to 13 percent in 2009 compared to 10 percent in the prior year period. Operating income also benefited from a $48 million reduction in selling, general and administrative expenses in 2009 versus 2008.

•

The Company posted net income attributable to Hexion Specialty Chemicals, Inc. of $92 million in 2009 compared to a net loss of $1,190 million in 2008, which reflected a $224 million gain on the extinguishment of $298 million in face value of outstanding debt securities and $81 million in decreased interest costs.

•

Hexion recorded 2009 Segment EBITDA of $385 million versus $461 million in 2008. Adjusted EBITDA was $529 million for the year ended December 31, 2009. (Note: Segment EBITDA and Adjusted EBITDA are non-GAAP financial measures and defined and reconciled to net income (loss) later in this release.)

“We continued to close the revenue gap versus the prior year as our volumes increased by 5 percent in the fourth quarter of 2009 compared to the fourth quarter of 2008,” said Craig O. Morrison, Chairman, President and CEO. “Although certain end markets remain challenged, our Segment EBITDA has been recovering due to gradually improving volumes and the cumulative impact of our cost reduction and productivity initiatives. Our fourth quarter 2009 results were highlighted by strong performances in Specialty Epoxy and Phenolic resins, Versatic™ Acids and Derivatives, and our Oilfield resins, while our Coatings and Inks segment benefited from past restructuring efforts.”

Productivity and Synergy Update

Hexion achieved $51 million in productivity savings in the fourth quarter of 2009 as it continued to streamline operations and reduce its overall cost structure. In 2009, the Company achieved $148 million in total productivity actions. In addition, Hexion had $125 million of in-process productivity initiatives remaining as of December 31, 2009. The Company expects to incur net costs of $69 million to achieve the remaining productivity savings and it anticipates that the majority of the actions will occur over the next 18 months.

“In 2009, we reduced total costs by approximately $272 million broadly based across cost segments, such as utilities, variable manufacturing expense, salaries, travel, purchased services and other items, demonstrating how aggressively we reacted to the economic headwinds during the past year,” Morrison said. “In 2010, we are focused on achieving the remaining productivity savings and continuing to reduce costs as appropriate.”

Segment Results

Following are net sales and Segment EBITDA by reportable segment for the fourth quarter and twelve months ended December 31, 2009. Segment EBITDA is defined as EBITDA adjusted to exclude certain non-cash and non-recurring expenses. Segment EBITDA is the primary performance measure used by the Company to evaluate operating results and allocate resources among segments. Segment EBITDA is also the profitability measure used in management and executive incentive compensation programs. Corporate and Other primarily represents certain corporate, general and administrative expenses that are not allocated to the segments. (Note: Segment EBITDA is defined and reconciled to Net Income (loss) later in this release.)

	Three months ended December 31,		Year ended December 31,
Net Sales to Unaffiliated Customers(1):
Epoxy and Phenolic Resins	$457	$446	$1,702	$2,432
Formaldehyde and Forest Product Resins	339	405	1,184	2,033
Coatings and Inks	219	238	888	1,248
Performance Products	74	89	256	380

	$1,089	$1,178	$4,030	$6,093

Segment EBITDA
Epoxy and Phenolic Resins	$51	$(2)	$190	$192
Formaldehyde and Forest Product Resins	36	41	108	194
Coatings and Inks	8	(4)	58	35
Performance Products	24	23	80	90
Corporate and Other	(13)	(12)	(51)	(50)

(1)	Intersegment sales are not significant and, as such, are eliminated within the selling segment.

Reconciliation of Segment EBITDA to Net Income (Loss) (Unaudited)

(U.S. Dollars in Millions)

	Three months ended December 31,		Year ended Dec. 31,
	2009	2008	2009	2008
Segment EBITDA:
Epoxy and Phenolic Resins	$51	$(2)	$190	$192
Formaldehyde and Forest Product Resins	36	41	108	194
Coatings and Inks	8	(4)	58	35
Performance Products	24	23	80	90
Corporate and Other	(13)	(12)	(51)	(50)

Reconciliation:
Items not included in Segment EBITDA
Terminated merger and settlement (expense) income, net	1	(800)	40	(1,027)
Integration and transaction costs	—	(7)	—	(27)
Non-cash charges	—	10	3	(5)
Unusual items:
(Losses) gains on divestiture of assets	(4)	(6)	(6)	5
Business realignments	(3)	(19)	(56)	(41)

Asset impairments	(3)	(21)	(50)	(21)

Derivative settlement	—	(24)	—	(37)
Other	(12)	1	(45)	(8)

Total unusual items	(22)	(69)	(157)	(102)

Total adjustments	(21)	(866)	(114)	(1,161)
Interest expense, net	(51)	(77)	(223)	(304)
Gain on extinguishment of debt	1	—	224	—
Income tax benefit (expense)	5	22	(2)	17
Depreciation and amortization	(46)	(46)	(178)	(203)

Net (loss) income attributable to Hexion Specialty Chemicals, Inc.	(6)	(921)	92	(1,190)
Net income attributable to noncontrolling interest	2	1	3	5

Net (loss) income	$(4)	$(920)	$95	$(1,185)

Outlook

“We were pleased with our ability to generate cash flow from operations in 2009, which totaled $355 million, as well as our ability to reduce working capital by $303 million in the past year, with working capital as a percentage of sales of 9.3 percent,” Morrison said. “We will continue to focus aggressively on cash management going forward. We also improved our capital structure in 2009 through careful cash management, the repurchase of a portion of our debt securities and our recent refinancing, which provided incremental liquidity and extended a significant amount of our maturities.”

“Regarding customer demand, a high level of uncertainty remains in 2010, but we are guardedly optimistic that the signs of stabilization in several end markets will continue to drive a gradual improvement in our volumes. Regardless of market conditions, we are focused on creating value from the continued achievement of our productivity initiatives and growth from our specialty product applications. We also continue to strategically expand our operations in high growth international markets, such as the construction of a new plant at our Onsan, Korea site, which will support our Versatic Acids and Derivatives products.”

“Similar to 2009, we plan to focus on the items we can control in the coming year, including our cost-control initiatives, site restructurings, and serving our customers. We believe that as the economy recovers, Hexion is well positioned to benefit from its lower cost structure and global customer base.”

Liquidity and Capital Resources

At December 31, 2009, Hexion had $3.510 billion of debt. In addition, at December 31, 2009, Hexion had $367 million in liquidity including $135 million of unrestricted cash and cash equivalents, $183 million of borrowings available under our senior secured revolving credit facilities, and $49 million of borrowings available under additional credit facilities at certain domestic and international subsidiaries and an equity commitment from certain affiliates of Apollo Management, L.P.

As previously announced, Hexion entered into an amendment to its Senior Secured Credit Facilities during the first quarter of 2010. Under the amendment, Hexion extended the maturity of approximately $957 million of term loans from May 5, 2013 to May 5, 2015 and increased the interest rate with respect to such term loans from LIBOR plus 2.25 percent to LIBOR plus 3.75 percent. The Company also issued $1 billion aggregate principal amount of senior secured notes due 2018. The Company used the net proceeds of $993 million from the issue to repay $800 million of Hexion’s U.S. term loans under the Senior Secured Credit Facility, pay certain related transaction costs and expenses, and provide incremental liquidity of $162 million. Following the refinancing, Hexion’s pro forma liquidity at December 31, 2009 totaled $529 million.

In addition, in late December 2009 and early January 2010 Hexion renewed its revolving line of credit facility commitments from lenders, which will take effect upon the May 31, 2011 maturity of the existing revolving facility commitments. The new commitments, which total $200 million, will extend the availability of the revolver to 2013. The new revolving loans, which cannot be drawn until the existing revolving credit facility matures, will bear interest at a rate of LIBOR plus 4.50 percent.

At December 31, 2009, the Company was in compliance with the senior secured bank leverage ratio under the covenants for its senior secured bank facility. Hexion expects to have adequate liquidity to fund its ongoing operations for the foreseeable future from cash on its balance sheet, cash flows provided by operating activities, amounts available for borrowings under its credit facilities and amounts available from its parent.

Earnings Call

Hexion Specialty Chemicals, Inc. will host a teleconference to discuss Fourth Quarter and Fiscal Year 2009 results on Monday, March 22, 2010, at 1:00 p.m. Eastern Time.

Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:

U.S. Participants: 800-510-0178

International Participants: 617-614-3450

Participant Passcode: 47133413

Live Internet access to the call and presentation materials will be available through the Investor Relations section of the Company’s website: www.hexion.com.

A replay of the call will be available for three weeks beginning at 4 p.m. Eastern Time on March 22, 2010. The playback can be accessed by dialing 888-286-8010 (U.S.) and 617-801-6888 (International). The passcode is 12806845. A replay also will be available through the Investor Relations Section of the Company’s website.

Reconciliation of Last Twelve Month Net Loss to Adjusted EBITDA

Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash and certain non-recurring costs. Adjusted EBITDA also reflects other adjustments permitted in calculating compliance under the indentures governing certain of the Company's debt instruments and the Company's senior credit facility, including reflecting the expected future impact of announced acquisitions and in-process cost saving initiatives. Certain covenants and tests in these agreements (i) require the Company to maintain leverage ratio and (ii) restrict the Company's ability to take certain actions such as incurring additional debt or making certain acquisitions if the Company is unable to meet a fixed charge coverage ratio. Our senior credit facility requires that the Company’s ratio of senior secured debt to Adjusted EBITDA (measured on a trailing four-quarter basis) not exceed 4.25 to 1.00 as of the last day of each fiscal quarter. Senior secured debt is defined to include borrowings under our senior credit facility and certain other indebtedness secured by liens (not including indebtedness secured by second-priority liens or certain indebtedness of our foreign subsidiaries that are not loan parties to our senior credit facility). The test to incur additional indebtedness and the ability to make future acquisitions requires an Adjusted EBITDA to Fixed Charges ratio (measured on a trailing four-quarter basis) of 2.0:1.0. Fixed charges are defined as interest expense excluding the amortization or write-off of deferred financing costs. Failure to comply with these ratios can result in limiting long-term growth prospects by hindering the Company's ability to incur future indebtedness or grow through acquisitions. The Company believes that including the supplemental adjustments applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors to demonstrate compliance with financial covenants and tests and assess the Company's future ability to incur additional indebtedness. Adjusted EBITDA and fixed charges are not defined terms under accounting principles generally accepted in the United States of America (US GAAP).

Adjusted EBITDA is not intended to represent any measure of earnings or cash flow in accordance with US GAAP and the Company's calculation and use of this measure may differ from other companies. These non-GAAP measures should not be used in isolation or as a substitute for measures of performance or liquidity. Adjusted EBITDA should not be considered an alternative to operating income or net loss under US GAAP to evaluate the Company's results of operations or as an alternative to cash flows as a measure of liquidity. Fixed Charges should not be considered an alternative to interest expense.

(U.S. Dollars in Millions)

Year Ended Dec. 31, 2009
Reconciliation of Net Income to Adjusted EBITDA
Net income	$95
Income tax expense	2
Interest expense, net	223
Gain on extinguishment of debt	(224)
Depreciation and amortization expense	178

EBITDA	274
Adjustments to EBITDA:
Terminated merger and settlement income(1)	(40)
Net income attributable to noncontrolling interest	(3)
Non-cash items	(3)
Unusual items:
Loss on divestitures of assets	6
Business realignments (2)	56
Asset Impairments	50
Other (3)	64

Total unusual items	176

Productivity program savings (4)	125

Adjusted EBITDA	$529

Pro forma Fixed charges (5)	$268

Pro forma ratio of Adjusted EBITDA to Fixed Charges(6)	1.97

(1)

Represents negotiated reductions on accounting, consulting, tax and legal costs related to the terminated Huntsman merger and related litigation and recovery of $15 million in insurance proceeds related to the $200 million settlement payment made by Apollo that was treated as an expense of the Company in 2008. These amounts are partially offset by legal settlement accruals pertaining to the New York Shareholder Action related to the terminated Huntsman merger.

(2)	Represents plant rationalization and headcount reduction expenses related to productivity programs and other costs associated with business realignments.
(3)	Primarily includes realized foreign currency activity, pension expense related to formerly owned businesses, and business optimization expenses.
(4)	Represents pro-forma impact of in-process productivity program savings.
(5)

The charges reflect pro forma interest expense based on interest rates at February 24, 2010 as if our repurchases of our outstanding debt securities and the Offering and Amendment Transactions had taken place at the beginning of the period.

(6)

We are required to have an Adjusted EBITDA to Fixed Charges ratio of greater than 2.0 to 1.0 to be able to incur additional indebtedness in certain circumstances under our indenture for the Second Priority Senior Secured Notes. As of December 31, 2009, the Company did not satisfy this test on a pro forma basis after adjusting for the January 2010 refinancing activities. Failure of this incurrence test does not represent an event of default. In certain circumstances, we may not be able to incur future debt outside of our revolving facility or make acquisitions until we are in compliance with this test.

Forward Looking Statements

Certain statements in this press release, including but not limited to those made under the caption “Outlook”, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the management of Hexion Specialty Chemicals, Inc. (which may be referred to as “Hexion,” “we,” “us,” “our” or the “Company”) may from time to time make oral forward-looking statements. Forward looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” or similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our businesses, the economy and other future conditions. Actual results could vary materially depending on risks and uncertainties that may affect our markets, services, prices and other factors as discussed in our most recent Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission (SEC). We caution you against relying on any forward-looking statements as they are neither statements of historical fact nor guarantees of future performance.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional or global economic, competitive and regulatory factors including, but not limited to, the current credit crises and global economic downturn, interruptions in the supply of or increased pricing of raw materials due to natural disasters, pricing actions by our competitors that could affect our operating margins, changes in governmental regulations involving our products, and the following:

•	our inability to achieve expected cost savings,

•	the outcome of litigation described in footnote 12 to our financial statements on Commitments and Contingencies,

•	our failure to comply with financial covenants under our credit facilities or other debt, and

•	the other factors described in the Risk Factors section of our Annual Report on Form 10-K and in our other SEC filings.

Any forward-looking statement made by us in this document speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time.

About Hexion Specialty Chemicals

Based in Columbus, Ohio, Hexion Specialty Chemicals serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Hexion Specialty Chemicals is controlled by an affiliate of Apollo Management, L.P. Additional information is available at www.hexion.com.

Contacts

Investors:

John Kompa

Director, Investor Relations

Hexion Specialty Chemicals, Inc.

+1 614 225 2223

john.kompa@hexion.com

Media:

Peter F. Loscocco

Vice President, Public Affairs

Hexion Specialty Chemicals, Inc.

+1 614 225 4127

peter.loscocco@hexion.com

(See Attached Financial Statements)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

HEXION SPECIALTY CHEMICALS, INC. (Unaudited)

	Three mos. ended Dec. 31
(In millions)	2009	2008
Net sales	$1,089	$1,178
Cost of sales	946	1,101

Gross profit	143	77
Selling, general and administrative expense	91	90
Terminated merger and settlement (income) expense, net	(1)	800
Integration costs	—	7
Asset impairments	3	21
Business realignment costs	3	19
Other operating expense, net	11	16

Operating income (loss)	36	(876)
Interest expense, net	51	77
Gain on extinguishment of debt	(1)	—
Other non-operating expense, net	(4)	(11)

Loss before income tax and earnings from unconsolidated entities	(10)	(942)
Income tax benefit	(5)	(22)

Loss before earnings from unconsolidated entities	(5)	(920))
Earnings from unconsolidated entities, net of taxes	1	—

Net loss	(4)	(920)
Net income attributable to noncontrolling interest	(2)	(1)

Net loss attributable to Hexion Specialty Chemicals, Inc.	$(6)	$(921)

HEXION SPECIALTY CHEMICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Year ended Dec. 31
(In millions)	2009	2008
Net sales	$4,030	$6,093
Cost of sales	3,511	5,467

Gross profit	519	626
Selling, general and administrative expense	345	393
Terminated merger and settlement (income) expense, net	(40)	1,027
Integration costs	—	27
Asset impairments	50	21
Business realignment costs	56	41
Other operating expense, net	14	10

Operating income (loss)	94	(893)
Interest expense, net	223	304
Gain on extinguishment of debt	(224)	—
Other non-operating expense, net	—	7

Income (loss) before income tax and earnings from unconsolidated entities	95	(1,204)
Income tax expense (benefit)	2	(17)

Income (loss) before earnings from unconsolidated entities	93	(1,187)
Earnings from unconsolidated entities, net of taxes	2	2

Net income (loss)	95	(1,185)
Net income attributable to noncontrolling interest	(3)	(5)

Net income (loss) attributable to Hexion Specialty Chemicals, Inc.	$92	$(1,190)

Comprehensive income (loss) attributable to Hexion Specialty Chemicals, Inc.	$189	$(1,362)

CONSOLIDATED BALANCE SHEETS

HEXION SPECIALTY CHEMICALS, INC. (Unaudited)

(In millions, except share data)	Dec. 31, 2009	Dec. 31, 2008
Assets
Current assets
Cash and cash equivalents (including restricted cash of $7 and $6, respectively)	$142	$127
Short-term investments	10	7
Accounts receivable (net of allowance for doubtful accounts of $25 and $24, respectively)	478	582
Inventories:
Finished and in-process goods	264	328
Raw materials and supplies	115	141
Other current assets	84	84

Total current assets	1,093	1,269

Other assets	104	108
Property and equipment
Land	110	98
Buildings	322	307
Machinery and equipment	2,368	2,157

	2,800	2,562
Less accumulated depreciation	(1,360)	(1,101)

	1,440	1,461
Goodwill	177	170
Other intangible assets, net	159	172

Total assets	$2,973	$3,180

Liabilities and Deficit
Current liabilities
Accounts and drafts payable	$481	$372
Debt payable within one year	78	113
Affiliated loans payable	4	—
Interest payable	36	51
Income taxes payable	42	34
Accrued payroll and incentive compensation	50	39
Other current liabilities	197	270

Total current liabilities	888	879

Long-term debt	3,328	3,746
Affiliated long-term debt	100	—
Long-term pension and post employment benefit obligations	233	259
Deferred income taxes	120	122
Other long-term liabilities	128	128
Advance from affiliates	225	225

Total liabilities	5,022	5,359

Commitments and contingencies
Deficit
Common stock - $0.01 par value; 300,000,000 shares authorized, 170,605,906 issued and 82,556,847 outstanding at December 31, 2009 and 2008	1	1
Paid-in capital	507	517
Treasury stock, at cost – 88,049,059 shares	(296)	(296)
Note receivable from parent	(24)	—
Accumulated other comprehensive income	99	2
Accumulated deficit	(2,350)	(2,442)

Total Hexion Specialty Chemicals, Inc. shareholder’s deficit	(2,063)	(2,218)

Noncontrolling interest	14	39

Total deficit	(2,049)	(2,179)

Total liabilities and deficit	$2,973	$3,180

HEXION SPECIALTY CHEMICALS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Year Ended Dec. 31,
(In millions)	2009	2008
Cash flows provided by (used in) operating activities
Net income (loss)	$95	$(1,185)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	178	203
Gain on extinguishment of debt	(224)	—
Push-down of (income) expense (recovered) paid by shareholder	(15)	200
Write-off of deferred acquisition costs	—	101
Loss (gain) on disposal of assets, net of taxes	6	(3)
Stock-based compensation expense	5	5
Deferred tax benefit	(7)	(13)
Non-cash impairments and accelerated depreciation	57	33
Cash settlement of derivatives	—	37
Other non-cash adjustments	(16)	(6)
Net change in assets and liabilities, excluding acquisitions:
Accounts receivable	128	231
Inventories	99	99
Accounts and drafts payable	95	(299)
Income taxes payable	6	(10)
Other assets, current and non-current	2	8
Other liabilities, current and long-term	(54)	(33)

Net cash provided by (used in) operating activities	355	(632)

Cash flows used in investing activities
Capital expenditures	(131)	(134)
Capitalized interest	(5)	—
Acquisition of businesses, net of cash acquired	—	—
Deferred acquisition costs	—	—
Change in restricted cash	2	(6)
Purchases of investments	(2)	(7)
Proceeds from the sale of assets	4	13

Net cash used in investing activities	(132)	(134)

Cash flows (used in) provided by financing activities
Net short-term debt (repayments) borrowings	(10)	8
Borrowings of long-term debt	1,155	1,092
Repayments of long-term debt	(1,404)	(929)
Borrowings of affiliated debt	104	—
Purchase of note receivable due from parent	(24)	—
Capital contribution from parent	—	325
Advance from affiliates	—	225
Payment of dividends on common stock	(10)	(2)
Long-term debt and credit facility financing fees	(5)	—
(Deconsolidation) consolidation of noncontrolling interest in variable interest entity	(24)	24
Payment of dividends to noncontrolling interest holder	(4)	—
Cash settlement of derivatives	—	(37)

Net cash (used in) provided by financing activities	(222)	706

Effect of exchange rates on cash and cash equivalents	13	(18)
Increase (decrease) in cash and cash equivalents	14	(78)
Cash and cash equivalents at beginning of year	121	199

Cash and cash equivalents (unrestricted) at end of year	$135	$121

Outstanding Debt

Following is a summary of Hexion’s cash and cash equivalents and outstanding debt at December 31, 2009, as adjusted for the Amendment and Offering Transactions that were closed on January 29, 2010, and Hexion’s outstanding debt at December 31, 2008:

(In millions)	As of December 31:
	2009			2008
	Actual	Adjustments	As Adjusted	Actual
Cash and cash equivalents	$142	$162	$304	$127

Non-affiliated debt:
Senior Secured Credit Facilities:
Revolving facility due 2011	36	—	36	180
Floating rate term loans due 2013	2,234	(1,757)	477	2,254
Floating rate term loans due 2015	—	957	957	—
Senior Secured Notes:
8.875% senior secured notes due 2018 (net of original issue discount of $7)	—	993	993	—
Floating rate second-priority senior secured notes due 2014	120	—	120	200
9.75% Second-priority senior secured notes due 2014	533	—	533	625
Debentures:
9.2% debentures due 2021	74	—	74	115
7.875% debentures due 2023	189	—	189	247
8.375% sinking fund debentures due 2016	62	—	62	78
Other Borrowings:
Australian Multi-Currency Term/Working Capital Facility due 2011	54	—	54	50
Brazilian bank loans	65	—	65	27
Industrial Revenue Bonds due 2009	—	—	—	34
Capital Leases	15	—	15	15
Other	24	—	24	34
Total non-affiliated debt	3,406	193	3,599	3,859

Affiliated debt:
Affiliated borrowings due on demand	4	—	4	—
Affiliated term loan due 2011	100	—	100	—

Total affiliated debt	104	—	104	—

Total debt	$3,510	193	$3,703	$3,859

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